Exhibit 3.1

GRANITE CONSTRUCTION INCORPORATED

A DELAWARE CORPORATION

AMENDED AND RESTATED BYLAWS

Adopted as of April 5, 2023

ARTICLE I

OFFICES

Section 1.    Principal Executive Office.

The principal executive office of the Corporation designated in these Bylaws is located at:

585 West Beach Street
Watsonville, CA 95076

The Board of Directors is hereby granted full power and authority to fix or change the location of the principal executive and business offices without amendment to these Bylaws.

Section 2.    Other Offices.

Branch or subordinate offices may at any time be established by the Board of Directors at any place or places where the Corporation is qualified to do business.

ARTICLE II

STOCKHOLDERS

Section 1.    Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix. The Board of Directors may determine, it its sole discretion, that a meeting of the stockholders will not be held at any place but will instead be held solely by means of remote communication.

Section 2.    Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called only (a) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (b) by the holders of not less than 10% of all of the shares entitled to cast votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

Section 3.    Notice of Meetings.

Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another place, date or time (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the place, date and time thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjournment meeting, are (a) announced at the meeting at which the adjournment is taken or (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4.    Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or represented by proxy, may adjourn the meeting to another place, date, or time.

Section 5.    Conduct of the Stockholders’ Meeting.

At every meeting of the stockholders, the President of the Corporation or the Chairman of the Board of Directors (if the Board of Directors by resolution so designates) shall act as Chairman; provided, however, if the President and the Chairman are absent, that the Vice President designated by the President, or in the absence of such designation any Vice President, or in the absence of the President or the Chairman of the Board of Directors or any Vice President, a Chairman chosen by the majority of the voting shares represented in person or by proxy, shall act as Chairman. The Secretary of the Corporation or a person designated by the Chairman shall act as Secretary of the meeting. Unless otherwise approved by the Chairman, attendance at the Stockholders’ Meeting is restricted to stockholders of record, persons authorized in accordance with Section 8 of these Bylaws to act by proxy, and officers of the Corporation.

Section 6.    Conduct of Business.

The Chairman shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the Chairman’s discretion, it may be conducted otherwise in accordance with the wishes of the stockholders in attendance.

The Chairman shall announce the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting.

The Chairman shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. The Chairman may impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the Chairman shall have the power to have such person removed from participation. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a stockholders meeting except in accordance with the procedures set forth in Article II, Section 6 and Section 7 and Article III, Section 12. The Chairman of a meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 7.    Notice of Stockholder Business.

At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) properly brought before the meeting by or at the direction of the Board of Directors, or (c) if an annual meeting, properly brought before the meeting by a stockholder and (d) if a special meeting, if, and only if, the notice of a special meeting provides for business to be brought before the meeting by stockholders and such business is properly brought before the meeting by a stockholder.

For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at the Corporation’s principal executive offices not less than 120 calendar days in advance of the date that the Corporation’s (or the Corporation’s predecessor’s) proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date of the preceding year’s annual meeting, or in the event of a special meeting, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (c) the class, series and number of shares of stock of the Corporation which are owned (beneficially or of record) by the stockholder, and (d) any material interest of the stockholder in such business. Stockholder resolutions shall be no more than 500 words in length.

No resolution shall be put before the stockholders:

(a)	which is not a proper subject for action by stockholders under Delaware law;

(b)	which is obstructive, frivolous, dilatory or repugnant to good taste;

(c)	which contains any false or misleading statements;

(d)

which relates to the redress of a personal claim or grievance against the Corporation or any other person, or if it is designed to result in a benefit or interest that is not shared by the stockholders at large;

(e)

which relates to operations which account for less than 5% of the Corporation’s total assets at the end of its most recent fiscal year, and for less than 5% of its net earnings and gross sales for its most recent fiscal year, and is not otherwise significantly related to the Corporation’s business;

(f)	which deals with a matter beyond the Corporation’s power to effectuate;

(g)	which deals with a matter relating to conduct of the ordinary business operations of the Corporation;

(h)	which is counter to or substantially duplicative of a proposal to be submitted by the Corporation at the meeting;

(i)

if the proposal deals with substantially the same subject matter as a prior proposal submitted to stockholders in the Corporation’s proxy statement and a form of proxy related to any annual or special meeting of stockholders held within the preceding five calendar years, it may be omitted from the agenda of any meeting of stockholders held within three calendar years after the latest such submission, provided that:

(1)	if the proposal was submitted at only one meeting during such preceding period, it received less than 5% of the total number of votes cast in regard thereto; or

(2)	if the proposal was submitted at only two meetings during such preceding period, it received at the time of its second submission less than 15% of the total number of votes cast in regard thereto; or

(3)

if the prior proposal was submitted at three or more meetings during such preceding period, it received at the time of its latest submission less than 25% of the total number of votes cast in regard thereto.

Section 8.    Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. No stockholder may authorize more than one proxy for his or her shares. Any copy or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy or other reproduction shall be a complete reproduction of the entire original writing or transmission.

All voting, including on the election of directors unless otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote, or his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the Chairman of the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

Each director to be elected by the stockholders shall be elected by a vote of a majority of the votes cast for the election of directors; provided, however, that if as of the 10th day prior to the date the Corporation files it definitive proxy statement with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a vote of the holders of a plurality of the votes cast. For purposes of director elections, a majority of votes cast for a director means that the number of votes “for” a director exceeds the number of votes cast “against” that director, with abstentions being excluded. Except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively. Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his or her name on the record date for the meeting, except as otherwise provided herein or required by law.

Section 9.    Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting, at the principal place of business of the Corporation.

This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE III

BOARD OF DIRECTORS

Section 1.    Number and Term of Office.

The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1991 annual meeting of stockholders, the term of office of the second class to expire at the 1992 annual meeting of stockholders and the term of office of the third class to expire at the 1993 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected and until their successors are elected, except in the case of the death, resignation, retirement or removal of any director.

Section 2.    Vacancies and Newly Created Directorships.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, even if less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3.    Removal.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 4.    Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5.    Special Meetings.

Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the Chief Executive Officer (or President if no Chief Executive Officer has been appointed) and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not fewer than five days before the meeting or by means of electronic communication, including by email or similar media or electronic device, or personally delivering the same not fewer than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6.    Quorum.

At any meeting of the Board of Directors, a majority of the total number of authorized directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7.    Participation in Meetings by Remote Communication.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8.    Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing (including by email or similar electronic media or device), and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 9.    Lead Director.

In the event the Chairman of the Board of Directors does not meet the independence requirements of the listing standards of the New York Stock Exchange, the independent directors shall elect an independent director to serve as Lead Director for a term of one year, or until his or her successor is elected and qualified. If, during the Lead Director’s term, an independent Chairman is elected by the Board of Directors, the Lead Director’s term shall immediately terminate, and the duties of the Lead Director shall be assumed by the Chairman.

Section 10.    Powers.

The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(a)	to declare dividends from time to time in accordance with law;

(b)	to purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(c)

to authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(d)	to remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

(e)	to confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(f)

to adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(g)	to adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

(h)	to adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

Section 11.    Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 12.    Nomination of Director Candidates.

Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed for that purpose by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to the Secretary of the Corporation.

To be timely, a stockholder nomination for a director (a “Stockholder Nominee”) to be elected at an annual meeting shall be received at the Corporation’s principal executive offices not less than 120 calendar days in advance of the date that the Corporation’s (or the Corporation’s predecessor’s) proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date of the preceding year’s annual meeting, or in the event of a nomination for a director to be elected at a special meeting, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of any Stockholder Nominee; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the class, series and number of shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, any Stockholder Nominee and their affiliates, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person; (d) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, any Stockholder Nominee and their affiliates; (e) whether and the extent to which such stockholder, any Stockholder Nominee and their affiliates, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (1) manage risk or benefit from changes in the price of Company Securities for such stockholder, any Stockholder Nominee and their affiliates or (2) increase or decrease the voting power of such stockholder, any Stockholder Nominee and their affiliates in the Corporation or any affiliate thereof disproportionately to such person’s economic interest in the Company Securities; (f) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, any Stockholder Nominee and their affiliates, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, any Stockholder Nominee or their affiliates receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series of stock, (g) a description in reasonable detail of all agreements, arrangements and understandings, written or oral and formal or informal, (1) between or among the stockholder giving the notice, any Stockholder Nominee and/or any of their affiliates or (2) between or among the stockholder giving the notice, any Stockholder Nominee, any of their affiliates and/or any other person or entity (naming each such person or entity) in connection with or related to the nomination, including without limitation (i) any understanding, formal or informal, written or oral, that the stockholder giving the notice, any Stockholder Nominee and/or any of their affiliates may have reached with any other stockholder of the Corporation (including their names) with respect to how such stockholder will vote its shares of the Corporation at any meeting of the Corporation’s stockholders or take other action in support of or related to the nomination or any business proposed, or other action to be taken, by the stockholder giving the notice, any Stockholder Nominee and/or any of their affiliates, and (ii) any agreements, arrangements or plans that would be required to be disclosed by the stockholder giving the notice, any Stockholder Nominee and any of their affiliates pursuant to Item 4, Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder giving the notice, any Stockholder Nominee, or any of their affiliates); (h) a representation from such stockholder, any Stockholder Nominee and/or any of their affiliates as to whether any of them intends or is part of a group that intends to engage in a solicitation in support of director nominees other than the Board of Directors’ nominees in accordance with Rule 14a-19 promulgated under the Exchange Act (including a statement that any such person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Board of Directors’ nominees), and, if so, confirming the names of the participants in the solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act); (i) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the Stockholder Nominee been nominated, or intended to be nominated, by the Board of Directors; and (j) the consent of each nominee to be named in a proxy statement as a nominee and to serve as a director of the Corporation if so elected.

Each such notice must be accompanied by: (a) a certificate executed by each Stockholder Nominee that such Stockholder Nominee (1) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation, (2) will serve as a director of the Corporation if elected and will notify the Corporation simultaneously with the notification to the stockholder of the Stockholder Nominee’s actual or potential unwillingness or inability to serve as a director and (3) does not need any permission or consent from any third party to serve as a director of the Corporation, if elected, that has not been obtained, including any employer or any other board on which such Stockholder Nominee serves, and attaching copies of any and all requisite permissions or consents; (b) a signed and completed questionnaire of each Stockholder Nominee (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Stockholder Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Stockholder Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded); and (c) a certificate executed by the stockholder certifying that such stockholder will: (1) comply with Rule 14a-19 promulgated under the Exchange Act in connection with such stockholder’s solicitation of proxies in support of any Stockholder Nominee; (2) notify the Corporation as promptly as practicable of any determination by the stockholder to no longer solicit proxies for the election of any Stockholder Nominee as a director at the meeting; (3) furnish such other or additional information as the Corporation may request for the purpose of determining whether the requirements of this Section 12 have been complied with and of evaluating any nomination or other business described in the stockholder’s notice; and (4) appear in person or by proxy at the meeting to nominate any Stockholder Nominees, and acknowledging that, if the stockholder does not so appear in person or by proxy at the meeting to present each Stockholder Nominee, the Corporation need not bring such Stockholder Nominee for a vote at such meeting and any proxies or votes cast in favor of the election of any Stockholder Nominee need not be counted or considered.

If any information or certifications submitted pursuant to this Section 12 by any stockholder proposing a nominee for election as a director at a meeting of stockholders, including any information, certifications or questionnaires from a Stockholder Nominee, shall be inaccurate in any material respect, such information, certification or questionnaire may be deemed not to have been provided in accordance with this Section 12. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two business days of becoming aware of such inaccuracy or change) in any such information, certification or questionnaire. Upon written request by the Secretary or the Board of Directors, any such stockholder or Stockholder Nominee will provide, within five business days of delivery of such request (or such other period as may be specified in such request), (a) written verification, satisfactory, in the discretion of the Board of Directors, to demonstrate the accuracy of any information submitted by the stockholder or any Stockholder Nominee pursuant to this Section 12, (b) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination before the meeting and, if applicable, satisfy the requirements of Rule 14a-19 (or any successor provision) of the Exchange Act) submitted by the stockholder pursuant to this Section 12 as of an earlier date and (c) an updated certification by each Stockholder Nominee that such individual will serve as a director of the Corporation if elected. If a stockholder or Stockholder Nominee fails to provide such written verification, update or certification within such period, the information as to which such written verification, update or certification was requested may be deemed not to have been provided in accordance with this Section 12.

A stockholder proposing a Stockholder Nominee does not have the right to (a) nominate a number of Stockholder Nominees that exceeds the number of directors to be elected at the meeting or (b) substitute or replace any Stockholder Nominee unless such substitute or replacement is nominated in accordance with this Section 12 (including the timely provision of all information and certifications with respect to such substitute or replacement Stockholder Nominee in accordance with the deadlines set forth in this Section 12). If the Corporation provides notice to a stockholder that the number of Stockholder Nominees proposed by such stockholder exceeds the number of directors to be elected at a meeting, the stockholder must provide written notice to the Corporation within five business days stating the names of the Stockholder Nominees that have been withdrawn so that the number of Stockholder Nominees proposed by such stockholder no longer exceeds the number of directors to be elected at a meeting. If any individual who is nominated in accordance with this Section 12 becomes unwilling or unable to serve on the Board of Directors, then the nomination with respect to such individual will be disregarded and no vote on the election of such proposed nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation).

In addition to the other provisions of this Section 12, a stockholder will also comply with all applicable requirements of federal and state law, including the Exchange Act, with respect to the matters set forth in this Section 12. Notwithstanding the foregoing provisions of this Section 12, the Corporation will disregard a nomination and no vote on the election of such proposed nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation) other than the Corporation’s nominees if the stockholder or its affiliates (each, a “Soliciting Stockholder”) soliciting proxies in support of such nominee abandons the solicitation or does not (a) comply with Rule 14a-19 promulgated under the Exchange Act, including any failure by the Soliciting Stockholder to (1) provide the Corporation with any notices required thereunder in a timely manner or (2) comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, or (b) timely provide evidence in accordance with the following sentence that is sufficient, in the discretion of the Board of Directors, to demonstrate that such Soliciting Stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act. Upon request by the Corporation, if any Soliciting Stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act (or is not required to provide notice because the information required by Rule 14a-19(b) has been provided in a preliminary or definitive proxy statement previously filed by such Soliciting Stockholder), such Soliciting Stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting of stockholders, evidence that is sufficient, in the discretion of the Board of Directors, to demonstrate that such Soliciting Stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the Chairman of the meeting, if the stockholder giving notice as provided for in this Section 12 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director, then the nomination with respect to such individual will be disregarded and no vote on the election of such proposed nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation).

If the Chairman of a meeting where stockholders are to vote for the election of directors determines that a nomination of any candidate for election as a director at such meeting was not made in accordance with the applicable provisions of this Section 12, then the nomination with respect to such individual will be disregarded and no vote on the election of such proposed nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation); provided, however, that nothing in this Section 12 shall be deemed to limit any voting rights upon the occurrence of dividend arrearages provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

ARTICLE IV

COMMITTEES

Section 1.    Committees of the Board of Directors.

The Board of Directors, pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2.    Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the authorized members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing (including by email or similar electronic media or device), and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE V

OFFICERS

Section 1.    Generally.

The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, and a Chief Financial Officer and/or a Treasurer. At the discretion of the Board of Directors, the Corporation shall have a Chairman of the Board of Directors, one or more Assistant Treasurers, and one or more Assistant Secretaries. The Corporation may also have such other officers as the Board of Directors may appoint, and such other officers as the President may appoint in accordance with the provisions of Section 10 of this Article V. The Board of Directors shall consider the election of officers at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

Section 2.    Chairman of the Board of Directors.

The Chairman of the Board of Directors, if there is a person holding that position, shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws.

Section 3.    President.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board of Directors, if there is a person holding that position, the President shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board of Directors and the Lead Director, or if there be none, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the office of the president of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

Section 4.    Vice Presidents.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 5.    Chief Financial Officer.

The Chief Financial Officer shall keep and maintain or cause to be kept and maintained adequate and correct books and records of account of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors, shall render to the President and directors, whenever they request it, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

Section 6.    Secretary.

The Secretary shall keep, or cause to be kept, a book of minutes in written form of the proceedings of the Board of Directors, committees of the Board of Directors, and stockholders. Such minutes shall include all waivers of notice, consents to the holdings of meetings, or approvals of the minutes of meetings executed pursuant to these Bylaws or the Delaware General Corporation Law. The Secretary shall keep, or cause to be kept at the principal executive office or at the office of the Corporation’s transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each.

The Secretary shall give or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required by these Bylaws or by law to be given, and shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

Section 7.    Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 8.    Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 9.    Compensation.

The compensation of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such compensation by reason of the fact that he is also a director of the Corporation.

Section 10.    Subordinate Officers.

The President may appoint such vice presidents and other subordinate officers as the business of the Corporation may require, each of whom shall have such duties and such tenure as the President decides. Officers appointed by the President under this Section 10 shall not be considered corporate level or executive officers.

Section 11.    Action With Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

STOCK

Section 1.    Certificates of Stock.

Shares of the stock of the Corporation may be certificated or uncertificated, as provided under the Delaware General Corporation Law. Every holder of stock represented by certificates, and upon request, every holder of uncertificated shares, shall be entitled to a certificate signed by, or in the name of the Corporation by, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any of or all the signatures on the certificate may be facsimile.

Section 2.    Transfers of Stock.

Transfers of certificated and uncertificated stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Upon issuance, transfer or any transaction of uncertificated stock, the Corporation shall send to the stockholder a statement that shall set forth the details of said transaction. If such stock is certificated, except where a certificate is issued in accordance with Section 4 of Article VI of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate or uncertificated stock is issued therefor.

Section 3.    Record Date.

The Board of Directors may fix a record date, which shall not be more than 60 nor fewer than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for the other action hereinafter described, as of which there shall be determined the stockholders who are entitled: to notice of or to vote at any meeting of stockholders or any adjournment thereof; to express consent to corporate action in writing without a meeting; to receive payment of any dividend or other distribution or allotment of any rights; or to exercise any rights with respect to any change, conversion or exchange of stock or with respect to any other lawful action.

Section 4.    Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, either a new certificate or uncertificated stock may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.    Regulations.

The issue, transfer, conversion and registration of certificated and uncertificated stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VII

NOTICES

Section 1.    Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by means of electronic communication, including by email or similar media or electronic device. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if hand delivered, or dispatched, if delivered through the mails or by means of electronic communication, including by email or similar media or electronic device.

Section 2.    Waivers.

A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VIII

MISCELLANEOUS

Section 1.    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 2.    Reliance Upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

Section 3.    Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 4.    Time Periods.

Unless otherwise provided, in applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE IX

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Bylaw or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however that except as provided in Section 2 of this Article IX, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however that, if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer, including, without limitation, service to an employee benefit plan, in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

Section 2.    Right of Claimant to Bring Suit.

If a claim under Section 1 of this Article IX is not paid in full by the Corporation within 20 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

Section 3.    Non-Exclusivity of Rights.

The rights conferred on any person in Sections 1 and 2 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4.    Indemnification Contracts.

The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article IX.

Section 5.    Insurance.

The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6.    Effect of Amendment.

Any amendment, repeal or modification of any provision of this Article IX by the stockholders and the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law, the Corporation’s Certificate of Incorporation or these Bylaws; (d) any action or proceeding to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or these Bylaws (including any right, obligation, or remedy thereunder); (e) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (f) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.  This Article X shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by these Bylaws, the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.